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                                                                   EXHIBIT 99.1



                        SAFE HARBOR COMPLIANCE STATEMENT
                         FOR FORWARD-LOOKING STATEMENTS

         In passing the Private Securities Litigation Reform Act of 1995, or the Reform Act, Congress encouraged public companies to make "forward-looking statements" by creating a safe harbor to protect them from securities law liability in connection with these statements. We intend to qualify both our written and oral forward-looking statements for protection under the Reform Act and any other similar safe harbor provisions.

         Generally, forward-looking statements include expressed expectations of future events and the assumptions on which these expectations are based. All forward-looking statements are inherently uncertain as they are based on expectations and assumptions concerning future events, and they are subject to numerous known and unknown risks and uncertainties that could cause actual events or results to differ materially from those projected. Due to those uncertainties and risks, the investment community is urged not to place undue reliance on our written or oral forward-looking statements. We do not undertake any obligation to update or revise this Safe Harbor Compliance Statement for Forward-Looking Statements to reflect future developments. In addition, we do not undertake any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

         We provide the following risk factor disclosure in connection with our continuing effort to qualify our written and oral forward-looking statements for the safe harbor protection of the Reform Act and any other similar safe harbor provisions. Important factors currently known to our management that could cause actual results to differ materially from those in forward-looking statements include the disclosures contained in the Annual Report on Form 10-K to which this statement is appended as an exhibit and also include the following:

WE HAVE NOT ACHIEVED PROFITABILITY TO DATE, WE EXPECT LOSSES IN THE FUTURE AND WE MAY NOT EVER BECOME PROFITABLE

    We have incurred substantial losses since our inception and expect to continue to suffer losses in the future. In every fiscal period since we began operations, our business has not experienced sufficient cash flow to fund our operations without acquiring capital from other sources. In addition, we expect to continue to devote substantial resources to research and development, professional services and sales and marketing activities. As a result, we will need to generate significant revenues to achieve and sustain profitability in any future period, and we may never be able to do so. If we fail to achieve profitability at all or within the time frame expected by investors, it will materially and adversely affect the market price of our stock.

OUR QUARTERLY REVENUES, EXPENSES AND OPERATING RESULTS ARE LIKELY TO FLUCTUATE, WHICH MAY CAUSE OUR STOCK PRICE TO DECLINE

    Our quarterly revenues, expenses and operating results could vary significantly from period to period. In particular, we derive a significant portion of our software license revenue in each quarter from a small number of relatively large orders. A delay in the recognition of revenues from one of these orders may cause our results of operations during a quarter to be lower than we expect. The delay or failure to close anticipated sales in a particular quarter could reduce our revenues in that quarter and subsequent quarters over which revenues for the sale would likely be recognized. In addition, because our revenues from implementation, maintenance and training services largely correlates with our license revenues, a decline in license revenues could also cause a decline in our services revenues in the same quarter or in subsequent quarters. Our revenues, expenses and operating results may vary significantly in response to the risk factors described in this section, as well as the following factors, some of which are beyond our control:


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    -   a decrease in demand for our software or, more generally, for products that record and analyze the interactions between a business and its customers;

    - announcements or introductions of new products and services by our competitors;

    -   product pricing decisions by our competitors;

    - our ability to develop, market and manage new software, software enhancements and services;

    - the deferral of orders for our software or delays in the implementation of our software from one quarter to a later quarter;

    - how quickly we are able to develop new software, software enhancements and services that our customers require;

    - how much money we have to spend to improve our software, services and operations;

    - customer delays in purchasing our software or services due to Year 2000 concerns;

    -   the lengthiness and unpredictability of sales cycles for our software;

    -   the mix of revenue generated by software licenses and related services;

    - the timing and size of our capital expenditures and changes in our working capital; and

    - general economic factors and changes in technology that could cause our existing and potential customers to decrease what they spend on customer relationship management software.

    Due to the foregoing factors, we believe that quarter-to-quarter comparisons of our operating results may not be a good indication of our future performance, and you should not rely on them to predict our future performance or the future performance of our stock price. Historically, our revenue growth has fluctuated significantly from one quarter to the next. If our future revenues or operating results fall below the expectations of investors or securities analysts, the price of our common stock would likely decline.

SEASONAL TRENDS IN SALES OF BUSINESS SOFTWARE OR CUSTOMER INTERACTION LEVELS MAY AFFECT OUR QUARTERLY REVENUES

    The market for business software has experienced seasonal fluctuations in demand. The first and third quarters of the year have been typically characterized by lower levels of revenues. We believe that these fluctuations are caused in part by customer buying patterns, which are influenced by year-end budgetary pressures and by sales force commission structures. Customer interaction centers typically experience much higher volumes of customer contact during and immediately following the year-end holiday season. As a result, many customers may elect to defer installation of our software during this time. This has caused us to experience, and we expect to continue to experience, seasonal fluctuations in our revenues. As our revenues grow, seasonal fluctuations in our revenues may become more evident.

WE FACE INTENSE COMPETITION THAT COULD ADVERSELY AFFECT OUR REVENUES, PROFITABILITY AND MARKET SHARE

    The market for products that record and analyze customer interactions is intensely competitive and experiences rapid changes in technology. We believe our principal competitors include, but are not limited to:

    -   quality monitoring suppliers to the contact center industry;

    -   traditional call-logging vendors;


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    -   systems integrators and consulting firms; and

    - new, larger and more established entities that may acquire, invest in or form joint ventures with providers of recording or performance enhancing software solutions.

    Many of our current and potential competitors have longer operating histories, more established business relationships, larger customer bases, a broader range of products and services, greater name recognition and substantially greater financial, technical, marketing, personnel, management, service, support and other resources than we do. This could allow our current and potential competitors to respond more quickly than we can to new or emerging technologies and changes in customer requirements, better take advantage of acquisitions and other opportunities, devote greater resources to the marketing and sale of their products and services and adopt more aggressive pricing policies. In addition, many of our competitors market their products through resellers and companies that integrate their technology and products with those of the competitor. These resellers and technology partners of our competitors often have strong business relationships with our customers and potential customers. Our competitors may use these business relationships to market and sell their products and compete for customers with us. We cannot assure you that our competitors will not offer or develop products and services that are superior to ours.

     In addition, we have developed, and intend to continue to develop, relationships with companies that resell our software and companies that provide us with customer referrals or leads. Revenues from our resellers have not been significant to date. We expect revenues from our resellers, and accordingly our dependence on resellers, to increase as we establish more relationships with companies to resell our software worldwide. We engage in joint marketing and sales efforts with our resellers, and rely on them for recommendations of our software during the evaluation stage of the purchase process. When we enter into agreements with these companies, the agreements are not exclusive and may ordinarily be terminated by either party. Some of these companies have similar, and often more established, relationships with our competitors, and may recommend the products and services of our competitors to customers instead of our software and services. In addition, through their relationships with us, these companies could learn about our software and the market for our software and services and could develop and sell competing products and services. As a result, our relationships with these companies could lead to increased competition for us.

    Our software must integrate with software and hardware solutions provided by a number of our existing and potential competitors. These competitors or their business partners could alter their products so that our software no longer integrates well with them, or they could delay or deny our access to software releases that allow us to timely adapt our software to integrate with their products. They could thus effectively prevent us from modifying our software to keep pace with the changing technology of their products. If we cannot adapt our software to changes in our competitors' technology, it may significantly impair our ability to compete effectively, particularly if our software must integrate with the software and hardware solutions of our competitors.

    We expect that competition will increase as other established and emerging companies enter our market and as new products, services and technologies are introduced. Increased competition may result in price reductions, lower gross margins and loss of our market share. This could materially and adversely affect our business, financial condition and results of operations.

OUR SOFTWARE HAS A LONG SALES CYCLE WHICH MAKES IT DIFFICULT TO PLAN OUR EXPENSES AND FORECAST OUR RESULTS

    Although it typically takes three to six months from the time we qualify a sales lead until we sign a contract with the customer, we occasionally experience a longer sales cycle. It is therefore difficult to predict the quarter in which a particular sale will occur. If our sales cycle unexpectedly lengthens for one or more large orders or a significant number of small orders, it would adversely affect the timing of our revenues and the timing of our corresponding expenditures. This could harm our ability to meet our financial forecasts for a given quarter. Our customers' decisions regarding their purchase of our software and services is relatively long due to several factors, including:


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    -   the complex nature of our software;

    - our need to educate potential customers about the uses and benefits of our software;

    - the investment of money and other resources required by customers to purchase and implement our software;

    - customers' budget cycles and operating activities, which affect the timing of their purchases;

    - the competitive evaluation and internal approval process many of our customers undertake before purchasing our software and services;

    - delayed purchases due to announcements or planned introductions of new software or software enhancements by us or our competitors; and

    - the length of time some of our larger customers require to make a decision to purchase our software and services.

IF WE FAIL TO DEVELOP NEW SOFTWARE OR IMPROVE OUR EXISTING SOFTWARE TO MEET OR ADAPT TO THE CHANGING NEEDS AND STANDARDS OF OUR TARGET MARKET, SALES OF OUR SOFTWARE AND SERVICES MAY DECLINE

    Our future success depends upon our ability to develop and introduce new software and software enhancements which meet the needs of companies seeking to record and analyze their interactions with customers. To achieve increased market acceptance of our software and services, we must, among other things, continue to:

    -   improve our existing software and introduce new software solutions;

    - incorporate new technology into our software and services on a timely and cost-effective basis;

    -   keep pace with the products and services of our competitors;

    - satisfy the changing requirements of our current and potential customers;

    - improve the effectiveness of our software, particularly in implementations involving very large databases and large numbers of simultaneous users;

    -   enhance our software's ease of administration;

    - improve our software's ability to extract data from existing software systems; and

    - adapt to rapidly changing computer operating system, database and software platform standards and Internet technology.

    We may require substantial product development expenditures and lead-time to keep pace and ensure compatibility with new technology in our industry. If we fail to develop and introduce new software and enhancements for our existing software, our software and services may not achieve market acceptance and we may be unable to attract new customers. We may also lose existing customers, to whom we seek to sell additional software and services. Also, we have only recently released our eQuality Analysis and eQuality Interactive software that permit recording and analysis of Web chat interactions. We cannot assure you that we will derive revenues from these products in the future. Moreover, we cannot be certain how the emergence of the Internet will impact our business. It may lead to a change in the way call and contact centers operate, which may ultimately reduce the demand for our software. If this happens it would materially and adversely affect our business, financial condition and results of operations.

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    In September 1999, we acquired technology to store and retrieve substantially larger volumes of data than our software is currently capable of storing and retrieving. This technology had not yet progressed to a stage where it had reached technological feasibility, and we are currently working on a project to develop this technology. We cannot assure you that we will successfully complete this project in a timely manner. If we are unable to develop this technology in a timely manner, it may adversely affect our ability to compete and our ability to attract new customers.

    We believe that our future success also depends upon the continued ability of our software to work with the products and other technologies offered by other software and hardware companies. New products may not be compatible with our software, but may be compatible with the products of our competitors. In addition, industry standards may not be established, or we may not be able to conform to new standards in a timely fashion to remain competitive. Our failure to conform to prevailing technology standards in our industry could limit our ability to compete and adversely affect our business.

IF THE MARKET IN WHICH WE SELL OUR SOFTWARE AND SERVICES DOES NOT GROW AS WE ANTICIPATE, WE WILL BE UNABLE TO CONTINUE OUR GROWTH

    The market for customer relationship management software, including software that records and analyzes customer interactions, is still emerging. If the market for this software does not grow as quickly or become as large as we anticipate, we may not be able to continue our growth or may grow more slowly than expected. Continued growth in demand for this software remains uncertain because our potential customers may:

    - not understand the benefits of using customer relationship management software generally or, more specifically, software which records and analyzes the interactions between a business and its customers;

    -   not achieve favorable results using this software;

    -   experience technical difficulty in implementing this software; or

    - use alternative methods to solve the same business problems this software is intended to address.

    In addition, our software is designed to address the needs of contact centers. If the number of contact centers does not increase as we expect, or if it grows more slowly than we anticipate, we may not be able to continue our growth or may grow more slowly than expected.

WE RELY HEAVILY ON SALES OF OUR EQUALITY BALANCE AND EQUALITY EVALUATION
SOFTWARE

    Our financial performance has depended, and will continue to depend, on our ability to develop and maintain market acceptance of our eQuality Balance software and new and enhanced versions of it. Historically, all of our license revenues have been derived from the sale of our eQuality Balance and eQuality Evaluation software, and we expect revenues from these two products to continue to account for substantially all of our revenues for the foreseeable future. As a result, factors which adversely affect the pricing or demand for our eQuality Balance and eQuality Evaluation software, such as competitive pressures, technological change or evolution in customer preferences, could materially and adversely affect our business, financial condition and results of operations. Many of these factors are beyond our control and difficult to predict.

IF OUR INTERNAL PROFESSIONAL SERVICES EMPLOYEES DO NOT PROVIDE INSTALLATION SERVICES EFFECTIVELY AND ACCORDING TO SCHEDULE, OUR CUSTOMERS MAY NOT USE OUR IMPLEMENTATION SERVICES OR MAY STOP USING OUR SOFTWARE

    Customers that license our products ordinarily purchase installation, training and maintenance services, which they typically obtain from our internal professional services organization. Because our software must be installed to work with a number of computer and telephone network systems, installation of our software


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can be difficult. These systems vary greatly from one customer site to another, and the versions and integration requirements of these third party systems change frequently. We believe that the speed and quality of installation services are competitive factors in our industry. If our installation services are not satisfactory to our customers, the customers may choose to not use our implementation services to install software they license from us. In addition, these customers may determine that they will not license our software and instead will use the products and services of one of our competitors. If this happens, we would lose licensing and services revenues from these customers, and it would likely harm our reputation in the industry in which we compete. This could materially and adversely affect our business, financial condition and results of operations.

IF WE NEED ADDITIONAL FINANCING TO MAINTAIN OR EXPAND OUR BUSINESS, IT MAY NOT BE AVAILABLE ON FAVORABLE TERMS, OR AT ALL

    Although we believe that the net proceeds from the initial public offering, together with our current cash and borrowing capacity, will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least the next 12 months, we expect to incur net losses for the foreseeable future and may need additional funds to expand or meet all of our operating needs. If we need additional financing, we cannot be certain that it will be available to us on favorable terms, or at all. Further, if we raise additional funds by issuing equity securities, your ownership interest could be significantly diluted, and any additional equity securities we issue may have rights, preferences or privileges senior to your rights. Also, the terms of any additional financing we obtain may significantly limit our future financing and operating activities. If we need funds and cannot raise them on acceptable terms, we may be forced to sell assets or seek to refinance our outstanding obligations. We may also be unable to:

    -   develop and enhance our software to remain competitive;

    -   take advantage of future opportunities, such as acquisitions; or

    -   respond to changing customer needs and our competitors' innovations.

    Any of these events could significantly harm our business and financial condition and limit our growth.

IF WE DO NOT CONTINUE TO EXPAND THE DISTRIBUTION OF OUR PRODUCTS THROUGH DIRECT AND INDIRECT SALES CHANNELS, WE MAY BE UNABLE TO EXPAND OUR MARKET SHARE OR INCREASE OUR REVENUES

    To expand our market share and revenues, attract new customers and increase sales to existing customers, we will need to expand our direct and indirect channels of distribution. Although we have historically received the greatest part of our revenues from direct sales, we will require an increase in our direct sales to achieve our growth plans. To accomplish this, we will need to expand our direct sales force by hiring additional sales personnel and management, and increase the number of relationships we have with companies that provide us with customer referrals or leads for new business. Historically, it has taken us up to six months to train new sales personnel before they reach an acceptable level of productivity. We have also experienced difficulty in finding new sales personnel with experience in computer and telephone integration technologies. We cannot assure you that we will be able to continue to find an adequate number of new sales personnel meeting our specific needs. If the personnel we hire are less qualified, it may take us more time to train them and they may take a longer time to reach an acceptable level of productivity. We cannot assure you that we will be able to hire the necessary sales personnel and management on reasonable terms, or at all. Moreover, we will be required to train any new personnel, and the new personnel may not reach full productivity for a long period of time.

    We also intend to derive revenues from our indirect sales channel through relationships with companies that resell our software. In particular, we intend to use resellers to increase our sales internationally and to market our software to small and medium contact centers.

    Historically, we have entered into agreements with only a small number of companies that resell our software and companies that provide us with customer referrals. and only a small portion of our revenues


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were generated through these resellers. When we enter into agreements with these companies, they are not exclusive and may ordinarily be terminated by either party. Some of these companies have similar, and often more established, relationships with our competitors, and may recommend the products and services of our competitors to customers instead of our software and services. Maintaining reseller relationships in today's rapidly evolving marketplace has proven to be difficult. We cannot assure you that we will be able to maintain productive relationships or that we will be able to establish similar relationships with additional companies on a timely basis, or at all. In addition, we cannot be certain that these distribution partners will devote adequate resources to selling our software and services. If we are unable to maintain and expand our direct sales force and indirect distribution channels, we will not be able to increase our revenues and our business will suffer.

OUR FAILURE TO PROPERLY MANAGE OUR RAPID GROWTH COULD STRAIN OUR RESOURCES AND MAKE IT DIFFICULT TO SUPPORT OUR FUTURE OPERATIONS

    Our business could suffer if we fail to effectively manage our growth. Our growth in revenues and number of employees has placed, and will continue to place, a significant strain on our management, personnel, systems, controls and other resources. If we are unable to effectively manage our growth, it may be difficult to support our future operations. To manage growth effectively, we must:

    - accurately predict the growth in demand for our software and expand our capacity and implementation services to meet that demand;

    - expand and improve our operating and financial systems, procedures and controls;

    -   attract, train, motivate, manage and retain key personnel;

    -   expand our facilities;

    - successfully integrate the operations and personnel of any businesses we acquire; and

    - respond quickly and effectively to unanticipated changes in our industry.

IF WE FAIL TO EXPAND AND MANAGE OUR INTERNATIONAL OPERATIONS, WE MAY BE UNABLE TO REACH OR MAINTAIN OUR DESIRED LEVELS OF REVENUE OR PROFITABILITY

    Historically, revenues from customers located outside of North America have not produced significant revenue. Our current goal is to increase our international revenues to approximately 20% of our total revenues by the end of 2002. In order to achieve this, we intend to continue to expand our international operations through internal business expansion and strategic business relationships. Our operations outside of North America currently consist of fewer than ten dedicated employees located in the United Kingdom. Most of our international revenues have come from international branches of our customers based in North America. We have established relationships with a small number of international resellers, but historically we have not recognized a material amount of revenues from these relationships. In addition to general risks associated with international expansion, such as foreign currency fluctuations and political and economic instability, our plans to expand internationally may be adversely affected by a number of risks, including:

    - limited development of an international market for our software and services;

    - the challenges we face in expanding and training our international sales force and support operations;

    -   expenses associated with customizing products for multiple countries;

    -   longer  payment  cycles,   different  accounting  procedures  and
        difficulties in collecting accounts receivable; and


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    -   multiple, conflicting and changing governmental laws and regulations governing intellectual property, call monitoring and the recording of employees.

    As we further expand our operations outside the United States, we will face new competitors and competitive environments. In addition to the risks associated with our domestic competitors, foreign competitors may pose an even greater risk, as they may possess a better understanding of their local markets and better working relationships with local infrastructure providers and others. In particular, because telephone protocols and standards are unique to each country, local competitors will have more experience with, and may have a competitive advantage in, these markets. We may not be able to obtain similar levels of local knowledge or similar relationships in foreign markets, which could place us at a significant competitive disadvantage.

OUR FAILURE TO PROTECT OUR INTELLECTUAL PROPERTY MAY LEAD TO THIRD PARTIES USING OUR TECHNOLOGY FOR THEIR OWN BENEFIT AND OUR FAILURE TO ACCESS THIRD PARTY TECHNOLOGY COULD DELAY THE DEVELOPMENT OR SALE OF OUR SOFTWARE

    Our success depends to a significant degree upon the legal protection of our software and other proprietary technology rights. We rely on a combination of patent, trade secret, copyright and trademark laws and confidentiality and non-disclosure agreements with employees and third parties to establish and protect our proprietary rights. These measures may not be sufficient to protect our proprietary rights, and we cannot be certain that third parties will not misappropriate our technology and use it for their own benefit. Also, most of these protections do not preclude our competitors from independently developing products with functionality or features substantially equivalent or superior to our software. Any failure to protect our intellectual property could have a material adverse effect on our business.

    As of December 31, 1999, we have three United States registered trademarks, one patent generally relating to our voice and data synchronization technology and data capture technique and seven pending copyright registrations protecting our software source code. We cannot assure you that we will file further patent, trademark or copyright applications, that any future applications will be approved, that any existing or future patents, trademarks or copyrights will adequately protect our intellectual property or that any existing or future patents, trademarks or copyrights will not be challenged by third parties. Furthermore, one or more of our existing or future patents, trademarks or copyrights may be found to be invalid or unenforceable.

    We are aware of certain uses, United States trademark registrations, and United States trademark applications for the trademark "(e)Quality" and its variations that predate our use of, and United States trademark application for, our trademarks eQuality and Bringing eQuality to eBusiness. It is possible that the United States Patent and Trademark Office will deny our United States trademark applications. In addition, it is possible that the owner of legal rights resulting from one or more of these prior uses, United States trademark registrations, or United States trademark applications will bring legal action to prevent us from registering and/or using the trademarks eQuality and Bringing eQuality to eBusiness, and may also seek compensation for damages resulting from our use of these trademarks. As a result, we cannot assure you that our efforts to use and register these trademarks will ultimately be successful, or that this use will not result in liability for trademark infringement, trademark dilution, and/or unfair competition.

    We are also currently evaluating whether to revise one aspect of the patent for our synchronization techniques. If we are unsuccessful, we may not be able to enforce any aspect of that patent against third parties who infringe it. We also have two patent applications pending in the United States Patent and Trademark Office. There is no guarantee that our pending applications will result in issued patents or, if issued, that they will provide us with any competitive advantages.

    Moreover, the laws of other countries in which we market our products may afford little or no effective protection of our proprietary technology. If we resort to litigation to enforce our intellectual property rights, the proceedings could be burdensome and expensive, would likely divert valuable management and product development resources and could involve a high degree of risk, regardless of whether we win or lose the litigation.

    We rely on technology licensed from third parties, including databases, application programming interfaces, developmental tools and software necessary to integrate our software with third party technology and products. In addition, third party products are bundled with our software. If we lose access to this technology, or if it is not available to us on reasonable terms, it could cause delays in our development and introduction of new and enhanced software until we can obtain equivalent or replacement technology, if available, or develop this technology internally, if feasible. If we lost access to technology that is bundled with our software, this would require us to modify or redesign our software and could cause a delay in our ability to market and sell our current software, or a delay in our ability to develop, market and sell new or enhanced software. This delay or a failure to obtain replacement technology could have a material adverse effect on our business, financial condition and results of operations.

CLAIMS BY OTHER COMPANIES THAT OUR SOFTWARE INFRINGES THEIR INTELLECTUAL PROPERTY COULD REQUIRE US TO INCUR SUBSTANTIAL EXPENSES OR PREVENT US FROM SELLING OUR SOFTWARE OR SERVICES

    If any of our software violates the intellectual property rights of others, we may be required to reengineer or redevelop our software, seek to obtain licenses from third parties to continue offering our software without substantial reengineering, or conduct studies of such intellectual property rights so as to evaluate whether such intellectual property rights are valid or enforceable. Any efforts to reengineer our software or obtain licenses from third parties may not be successful, could be extremely costly and would likely divert valuable management and product development resources. Any efforts to study the intellectual property rights of third parties may not be successful and could reveal that such intellectual property rights are valid and enforceable, could be extremely costly and would likely divert valuable management and product development resources.

    In addition, in the rapidly developing technological environment in which we operate, third parties may have filed a number of patent applications, many of which are confidential when filed. If our software is found to violate these patents when they are issued or any other intellectual property of others, we may become subject to claims for infringement. An infringement claim against us could result in the loss of our proprietary rights and, whether meritorious or not, could be time-consuming, result in costly litigation or require us to pay damages or enter into royalty or licensing agreements on terms that are unfavorable to us. Royalty or licensing agreements might not be available to us on reasonable terms or at all. In addition, our customers may become subject to claims if the software they license from us infringes the intellectual property of others. Our license agreements with our customers generally provide that we will indemnify the customers for liability they incur as a result of these infringement claims. As a result, any infringement claim could materially and adversely affect our business, financial condition and results of operations.

    Approximately two years ago, we were accused of infringing a patent owned by a third party. We undertook to study the matter, concluded that the asserted patent was not infringed, and informed the third party of our belief that the patent was not infringed. Following an exchange of correspondence between September 1996 and January 1998, nothing further was heard from the patent owner.

    Although we have not exchanged correspondence with this third party since January 1998, we cannot assure you that a renewed claim of infringement by this third party, either in connection with the patent referred to above or another patent or other intellectual property, or a claim of infringement by a different patent or other intellectual property owner, will not be asserted against us in the future. Furthermore, we expect that we and other participants in our industry and related industries will be increasingly subject to infringement claims as the number of competitors with patent and other intellectual property portfolios in these industries grows. Although patent and intellectual property disputes may be settled through licensing or similar arrangements, costs associated with these arrangements may be substantial and we cannot assure you that necessary licenses or similar arrangements will be made available to us on a reasonable basis or at all. Consequently, if we become subject to an adverse determination in a judicial or administrative proceeding or we fail to obtain necessary licenses it could prevent us from producing and selling our software. This would have a material adverse effect on our business, financial condition and results of operations.

    In addition, if we decide to, or are forced to, litigate any of these claims, the litigation could be expensive and time-consuming, could divert our management's attention from other matters, and could otherwise materially and adversely affect our business, financial condition and results of operations, regardless of the outcome of the litigation. Litigation and intellectual property claims against us could also disrupt our sale of software. Additionally, it could lead to claims by third parties against our customers and others using our software. Our customers and these other users of our software would likely hold us responsible for these claims and any resulting harm they suffer.

GOVERNMENT REGULATION OF TELEPHONE AND INTERNET MONITORING COULD CAUSE A DECLINE IN THE USE OF OUR SOFTWARE, RESULT IN INCREASED EXPENSES FOR US OR SUBJECT US AND OUR CUSTOMERS TO LIABILITY

    As the telecommunications industry continues to evolve, state, federal and foreign governments may increasingly regulate the monitoring of telecommunications and telephone and Internet monitoring and recording products, such as our software. We believe that increases in regulation could come in the form of a number of different kinds of laws, including privacy and employment regulations. The adoption of new laws governing the use of our software or changes made to existing laws could cause a decline in the use of our software and could result in increased expenses for us, particularly if we are required to modify our software to accommodate these new or changing laws. Moreover, new laws or changes to existing laws could subject us and our customers to liability. In addition, whether or not these laws are adopted, if we do not adequately address the privacy concerns of consumers, companies may be hesitant to use our software. If any of these events occur, it could materially and adversely affect our business.

OUR PRODUCTS MAY FAIL TO PERFORM PROPERLY, WHICH MAY CAUSE US TO INCUR ADDITIONAL EXPENSES OR LOSE SALES

    Our software is used in a complex operating environment that requires its integration with computer and telephone networks and other business software applications. Furthermore, the hardware, software and network systems generally used in conjunction with our software, particularly telephone standards and protocols, change rapidly. The evolution of these standards may cause our products to function slowly or improperly. Poor product performance may necessitate redevelopment of our product or other costly reengineering measures which may divert our management and product development resources and funds. Due to the large number of, and variations in, computer and telephone network systems and applications, as well as the rapid changes in these products, our testing process may be unable to duplicate all possible environments in which our software is expected to perform. Any errors or defects that are discovered after we release new or enhanced software could cause us to lose revenue, cause a delay in the market acceptance of our software, damage our customer relationships and reputation and increase our service and warranty costs.

IF WE ARE UNABLE TO ATTRACT AND RETAIN KEY PERSONNEL, WE MAY NOT BE ABLE TO EFFECTIVELY MANAGE AND EXPAND OUR BUSINESS

    Our future success will depend in large part on our ability to hire, train, retain and motivate a sufficient number of qualified personnel, particularly in sales, marketing, research and development, service and support. In particular, competition for research and development personnel with computer and telephone integration skills is intense, and turnover of technical personnel is particularly high in our industry. If we are unable to attract and retain qualified personnel or if we experience high personnel turnover, it would increase our costs of operations and could prevent us from effectively managing and expanding our business.

    Our future success also depends upon the continued service of our executive officers, particularly our Chairman, President and Chief Executive Officer, David Gould. We have an employment agreement with Mr. Gould and non-compete agreements with all of our executive officers. However, any of our executive officers and other employees could terminate his or her relationship with us at any time. The loss of the services of our executive officers or other key personnel could materially and adversely affect our business. In addition, if one or more of our executive officers or key employees were to join one of our competitors or otherwise compete with us, it could harm our business.

WE MAY MAKE ACQUISITIONS OR INVESTMENTS THAT ARE NOT SUCCESSFUL AND THAT ADVERSELY AFFECT OUR ONGOING OPERATIONS

    We may acquire or make investments in companies, products, services and technologies which complement our software and services. Because of the proliferation of new customer interaction mediums such as the Internet and e-mail, we believe that it may be important for us to acquire complementary technology to quickly bring new products to market. We have very limited experience in making acquisitions and investments. As a result, our ability to identify prospects, conduct acquisitions and to properly manage the integration of acquisitions is unproven. If we fail to properly evaluate and execute acquisitions or investments, it may seriously harm our business and operating results. In making or attempting to make acquisitions or investments, we face a number of risks, including:

    - the difficulty of identifying and hiring one or more senior executives with acquisition experience;

    - the difficulty of identifying suitable acquisition or investment candidates and negotiating acceptable terms for acquisitions and investments;

    - the potential distraction of our management, diversion of our resources and disruption of our business;

    -   our retention and motivation of key employees of the acquired companies;

    - our entry into geographic markets in which we have little or no prior experience;

    - competition for acquisition opportunities with competitors that are larger than us or have greater financial and other resources than we have;

    - our inability to accurately forecast the financial impact of an acquisition or investment; and

    - our inability to maintain good relations with the customers and suppliers of the acquired company.

    In addition, if we make acquisitions using convertible debt or equity securities, our existing stockholders may be diluted, which could cause the market price of our stock to decline.

YEAR 2000 ISSUES MAY DISRUPT OUR OPERATIONS, SUBJECT US TO LIABILITIES AND COSTS AND AFFECT THE TIMING OF OUR REVENUES

    The Year 2000 computer problem refers to the potential for system and processing failures of date related data as a result of computer controlled systems using two digits rather than four to define the applicable year. For example, software programs that have time-sensitive components may recognize a date represented as "00" as the year 1900 rather than the year 2000. This problem could result in miscalculations, data corruption, system failures or disruptions of operations. We are subject to potential Year 2000 problems affecting the systems and technology on which we depend, including:

    - the internal systems, software and other technology we use in our business;

    - the products and other technology produced by others which is integrated with our software;

    -   the systems of our customers and our vendors; and

    - other technology and products employed by our customers which is used in connection with our software.

    Furthermore, we cannot assure you that our software is Year 2000 compliant. Moreover, because our software is used in connection with other products, Year 2000 problems affecting these products could cause our software to fail. If Year 2000 problems cause the failure of any of the technology, software or systems described above, we could lose customers, suffer significant disruptions in our business, lose revenues and incur substantial liabilities and expenses. We could also become involved in costly litigation resulting from Year 2000 problems. This could materially and adversely affect our business, financial condition and results of operations.

    During 1999 and 2000, a significant number of companies, including some of our current customers, have devoted and are expected to devote a substantial amount of their information technology resources to testing systems for Year 2000 compliance and fixing existing Year 2000 problems. As a result, many of our existing and potential customers may delay the purchase and installation of our software. Consequently, we may have lower than expected licensing and services revenues during 2000.

THE PRICE OF OUR COMMON STOCK AFTER THE INITIAL PUBLIC OFFERING MAY BE VOLATILE, AND YOU MAY EXPERIENCE INVESTMENT LOSSES

    The market price of our common stock may fluctuate significantly in response to the following and other factors, some of which are beyond our control:

    -   variations in our quarterly operating results;

    - announcements of significant contracts, technological innovations or new products or services by us or our competitors;

    -   changes in financial estimates by securities analysts;

    - the operating and stock price performance of other companies in our industry; and

    - fluctuations in stock market price and volume, which are particularly common among securities of software and other technology companies.

    Further, the stock markets, and in particular the Nasdaq National Market on which we listed our common stock, have experienced extreme price and volume fluctuations that have affected the market prices of equity securities of many technology companies. These fluctuations often have been unrelated or disproportionate to the operating performance of the companies. Because our business is technology related, the price of our common stock could fluctuate widely if the market price of equity securities of other technology companies becomes volatile. In the past, following periods of downward volatility in the market price of a company's securities, class action litigation has often been brought against that company. If such an action is brought against us, it would be expensive and would divert our management's attention and our other resources.

OUR MANAGEMENT AND AFFILIATES CONTROL A LARGE PERCENTAGE OF OUR VOTING STOCK AND COULD EXERT SIGNIFICANT INFLUENCE OVER MATTERS REQUIRING STOCKHOLDER APPROVAL AFTER THIS OFFERING

    Immediately after the initial public offering, our executive officers and directors and members of their families together control a majority of our outstanding common stock. As a result, these stockholders, if they act together, will be able to control all matters requiring stockholder approval, including the election of our directors and the approval of significant corporate transactions involving us. This control may have the effect of delaying, preventing or deterring a change in control of Witness Systems and could deprive our stockholders of an opportunity to receive a premium for their common stock as part of any sale or acquisition.

FUTURE SALES OF COMMON STOCK AND THE RIGHTS OF SOME OF OUR STOCKHOLDERS TO REGISTER SALES OF THEIR STOCK COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR STOCK

    Sales of a substantial number of shares of our common stock after the initial public offering, can cause the market price of our common stock to decline or can make it more difficult for us to raise funds through the sale of equity in the future. The shares of common stock sold in the initial public offering generally are freely tradable without restriction. The remaining shares of common stock outstanding are restricted securities as defined in Rule 144 under the Securities Act. Except as described in the next paragraph, the holders of these shares of common stock may sell them in the future without registration under the Securities Act if they comply with Rule 144, Rule 701 or any other applicable exemption under the Securities Act.

    We, our directors and executive officers and some of our stockholders have agreed with the underwriters not to sell any common stock or securities convertible into or exchangeable or exercisable for common stock for 180 days after the date of the initial public offering, subject to some exceptions. Hambrecht & Quist LLC or its successor may agree to release any or all of the shares of common stock from these lock-up agreements at any time.

    Some of our existing stockholders have the right to require us to register under the Securities Act shares of their common stock at any time. All of these shares are subject to the lock-up agreements described above. Once we register these shares, they can be freely sold in the public market, subject to these lock-up agreements.

    We intend to register under the Securities Act shares of our common stock issuable upon the exercise of stock options or reserved for issuance under our amended and restated stock incentive plan and our employee stock purchase plan. Once we register these shares, they can be freely sold in the public market upon issuance, subject to those lock-up agreements.

OUR CERTIFICATE OF INCORPORATION AND BYLAWS, AS WELL AS DELAWARE LAW, MAY PREVENT OR DELAY A FUTURE TAKEOVER

    Our amended and restated certificate of incorporation and bylaws contain provisions which could make it harder for a third party to acquire us without consent of our board of directors. For example, if a potential acquiror were to make a hostile bid for us, the acquiror would not be able to call a special meeting of stockholders to remove our board of directors or act by written consent without a meeting. In addition our board of directors has staggered terms which makes it difficult to remove all our directors at once. The acquiror would also be required to provide advance notice of its proposal to remove directors at an annual meeting.

    Our board of directors has the ability to issue preferred stock which would significantly dilute the ownership of a hostile acquiror. In addition, Delaware law limits business combination transactions with 15% stockholders that have not been approved by the board of directors. These provisions and other similar provisions make it more difficult for a third party to acquire us without negotiation.

As a result of these provisions, our board of directors could choose not to negotiate with an acquiror if it does not believe an acquisition is in our strategic interests. These provisions may apply even if the acquiror's offer is considered beneficial to our stockholders. Moreover, if the acquiror is discouraged from offering to acquire us or prevented from successfully completing a hostile acquisition, you could lose the opportunity to sell your shares at a favorable price.